MAGYAR BANCORP               NEWS

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

                 MAGYAR BANCORP ANNOUNCES THIRD QUARTER EARNINGS

New Brunswick, New Jersey, July 29, 2008 - Magyar Bancorp (NASDAQ: MGYR) (the "Company"), parent company of Magyar Bank, reported today net income of $252,000 for the three months ended June 30, 2008, compared to net income of $194,000 for the three months ended June 30, 2007. The Company's net income for the nine months ended June 30, 2008 was $96,000 compared to net income of $625,000 for the nine months ended June 30, 2007.

The Company reported basic and diluted earnings per share of $0.04 for the three months ended June 30, 2008 and $0.02 for the nine months ended June 30, 2008. For the three and nine months ended June 30, 2007, basic and diluted earnings per share were $0.03 and $0.11, respectively. The Company's book value per share increased to $8.51 at June 30, 2008 from $8.04 at June 30, 2007.

Net income increased $58,000 during the three months ended June 30, 2008 compared with the prior year period due, in part, to a $39.4 million increase in the average balance of assets to $508.8 million and a 5 basis point increase in the interest margin to 3.25%. These factors were partially offset by a larger provision for loan loss, which was $310,000 during the three months ended June 30, 2008 compared to $75,000 for the three months ended June 30, 2007. Non-interest expenses increased $222,000, or 6.3%, to $3.7 million for the three months ended June 30, 2008 from $3.5 million for the three months ended June 30, 2007. The increase in non-interest expense was primarily due to normal merit increases and increases in employee benefit costs, as well as increased consulting fees related to the Company's compliance with the Sarbanes-Oxley Act. Finally, the Company recorded a tax benefit of $171,000 during the current three-month period compared with tax expense of $82,000 for the prior year period due in part to the reversal of a $90,000 tax liability on which the statute of limitations expired in the current quarter.

Net interest and dividend income for the three months ended June 30, 2008 increased $341,000 to $3.8 million from $3.4 million for the three months ended June 30, 2007. The Bank's interest rate spread and net interest margin increased to 3.05% and 3.25%, respectively, for the three-month period ended June 30, 2008 from 2.88% and 3.20% for the three months ended June 30, 2007. The increase in spread and margin was attributable to a substantial reduction in short-term interest rates, which had a greater impact on interest bearing liabilities than interest earning assets during the periods under comparison. The yield on interest-earning assets decreased 91 basis points to 6.10% for the three months ended June 30, 2008 from 7.01% for the prior year period, while the cost of interest-bearing liabilities decreased 108 basis points to 3.05% from 4.13% during the same periods.

Total assets increased $36.9 million, or 7.8%, to $510.1 million, during the nine months ended June 30, 2008. Loans receivable increased $18.1 million to $403.5 million. Loan growth occurred primarily in commercial real estate and commercial business loans, which increased $16.1 million, or 14.9%, and in residential mortgage loans, which increased $2.4 million, or 2.1%. Investment securities increased $15.3 million, or 33.6%, to $60.8 million during the nine months ended June 30, 2008.

Total deposits decreased $6.2 million to $362.6 million and borrowings increased $42.4 million to $92.4 million during the nine months ended June 30, 2008. Time deposits decreased $16.1 million to $184.5 million reflecting the Company's decision to replace high cost, single service time deposits with substantially cheaper borrowings from the Federal Home Loan Bank of New York. The Company's efforts to reduce its dependence on maturity deposits while increasing its lower-cost core deposits resulted in a $4.2 million, or 19.4%, increase in non-interest checking balances and a $4.8 million, or 14.8%, increase in interest-bearing checking balances in the nine months ended June 30, 2008.

Non-performing loans totaled $5.3 million at June 30, 2008, compared with $9.0 million at June 30, 2007. The $3.7 million decrease was primarily due to a $4.2 million loan made by the Bank to Solomon Dwek, whose real estate holdings were forced into bankruptcy in February 2007, and was subsequently foreclosed upon and transferred at fair market value to other real estate owned. The non-performing loans during both three-month periods included a $1.9 million loan secured by a catering facility. The Bank remains in the process of foreclosure on the property securing the loan. Non-performing loans at June 30, 2008 also included two construction loans totaling $1.0 million, two commercial real estate loans totaling $1.8 million and one non-performing residential mortgage loan in the amount of $480,000. The Bank has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

Other real estate owned increased $467,000 during the quarter to $5.6 million at June 30, 2008. The increase reflected site improvements for the six approved lots located in Rumson, NJ that were obtained through the foreclosure of loans to Solomon Dwek. Contracts of sale on two of the properties have been executed. In addition to the Rumson property, nine substantially vacant lots in Little Egg Harbor, NJ, carried in the amount of $955,000, are under contract of sale and are expected to be sold by September 30, 2008 for a price equal to the Bank's recorded value.

The Company completed its first stock repurchase of 130,927 shares during the quarter ended December 31, 2007. On November 16, 2007, the Company's Board of Directors approved a second stock repurchase plan that allows for the repurchase of an additional 5% of its outstanding shares (excluding shares held by Magyar Bancorp, MHC, the Company's mutual holding company), or up to 129,924 shares. The Company repurchased 41,770 shares at an average price of $10.16 pursuant to the second stock repurchase plan at June 30, 2008, reducing outstanding shares to 5,771,741.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 85 years with a complete line of financial products and services. Today, Magyar Bank operates five branch locations throughout Middlesex and Somerset Counties including New Brunswick
(2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company's filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company's pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

                       MAGYAR BANCORP, INC. AND SUBSIDIARY
                             Selected Financial Data
                  (Dollars in Thousands, Except Per Share Data)

                                                                       Three Months Ended              Nine Months Ended
                                                                            June 30,                        June 30,
                                                                   2008           2007             2008             2007
                                                                 --------       --------         ---------        ---------
                                                                          (Unaudited)                     (Unaudited)
Income Statement Data:
----------------------
     Interest and dividend income                                $  7,021       $  7,459         $  21,808        $  21,663
     Interest expense                                               3,271          4,050            11,025           11,398
                                                                 --------       --------         ---------        ---------
     Net interest and dividend income                               3,750          3,409            10,783           10,265
     Provision for loan losses                                        310             75               924              352
                                                                 --------       --------         ---------        ---------
     Net interest and dividend income after
          provision for loan losses                                 3,440          3,334             9,859            9,913
     Non-interest income                                              387            466             1,048            1,119
     Non-interest expense                                           3,746          3,524            11,010           10,176
                                                                 --------       --------         ---------        ---------
     Income (loss) before income tax expense (benefit)                 81            276              (103)             856
     Income tax (benefit) expense                                    (171)            82              (199)             231
                                                                 --------       --------         ---------        ---------
     Net income                                                  $    252       $    194         $      96        $     625
                                                                 ========       ========         =========        =========

Per Share Data:
---------------
     Basic earnings per share                                    $   0.04       $   0.03         $    0.02        $    0.11
     Diluted earnings per share                                  $   0.04       $   0.03         $    0.02        $    0.11
     Book value per share                                        $   8.51       $   8.04         $    8.51        $    8.04

Selected Ratios:
----------------
     Return on average assets                                        0.20%          0.17%             0.03%            0.18%
     Return on average equity                                        2.03%          1.60%             0.26%            1.71%
     Net interest margin                                             3.25%          3.20%             3.20%            3.31%



                                                                            At or For the Period Ended
                                                                      June 30, 2008           September 30, 2007
                                                                   -------------------        -------------------
                                                                       (Unaudited)
Balance Sheet Data:
-------------------
     Assets                                                              $   510,056          $   473,177
     Loans receivable                                                        403,510              385,368
     Allowance for loan losses                                                 4,377                3,754
     Investment securities - available for sale, at fair value                50,619               27,373
     Investment securities - held to maturity, at cost                        10,166               18,116
     Deposits                                                                362,586              368,777
     Borrowings                                                               92,394               49,985
     Shareholders' Equity                                                     49,130               48,193

Asset Quality Data:
-------------------
     Non-performing loans                                                $     5,288          $     8,033
     REO property                                                              5,568                2,238
     Allowance for loan losses to non-performing loans                         82.77%               46.73%
     Allowance for loan losses to total loans receivable                        1.08%                0.97%
     Non-performing loans to total loans receivable                             1.31%                2.08%
     Non-performing assets to total assets                                      2.13%                2.17%
     Non-performing assets to total equity                                     22.10%               21.31%
